UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis

(212) 836-2758	(212) 836-2626

Patricia.figueroa@arconic.com	Shona.sabnis@arconic.com

Arconic Waives Limited Voting Commitment Contained in

2016 Settlement with Oak Hill Capital

NEW YORK, March 20, 2017 – Arconic (NYSE: ARNC) today announced that it has waived the limited voting commitment of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (“Oak Hill”). Oak Hill received Arconic shares as part of the sale of Firth Rixson to Arconic at the end of 2014. The commitment was contained in an August 2016 agreement resolving a working capital adjustment related to the sale.

The agreement did not restrict Oak Hill from selling shares of Arconic at any time, and if Oak Hill were to sell any shares, the voting commitment would terminate with respect to those shares. The voting commitment was added only after the financial terms were finalized; no additional value was given for the commitment. At the time of the agreement there was no pending proxy contest.

The settlement agreement with Oak Hill, of which the voting commitment was a part, was not considered material at that time and therefore was not publicly disclosed. Arconic promptly disclosed the commitment as soon as it confirmed that Oak Hill was a shareholder as of the record date for the contested 2017 Annual Meeting.

After reviewing in the context of the current active proxy contest, management and the Arconic Board determined that this provision should be waived in order to facilitate the fullest participation by all shareholders in the current proxy contest.

Arconic believes shareholders have an important decision to make at the Annual Meeting on May 16, 2017. We welcome the participation of all Arconic shareholders at the upcoming Annual Meeting.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.